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                                                               Exhibit (a)(1)(D)


                                March __, 2001



Dear option holder:

     On behalf of Digimarc Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") all outstanding options granted under the Digimarc Corporation 1999 Stock Incentive Plan and the Digimarc Corporation 2000 Non-Officer Employee Stock Incentive Plan (collectively, the "Plans") with an exercise price per share of $20.00 or more (the "Eligible Options") and held by option holders who have not received options after August 14, 2000 for new options the Company will grant under the Plans (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated February 16, 2000 (the "Offer to Exchange").

     The Offer expired at 9:00 p.m., Oregon time, on March 16, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer to Exchange, the Company accepted for exchange Eligible Options tendered to it for a total of ____________ shares of common stock and canceled all such Eligible Options. The Company has accepted for exchange and canceled the number of Eligible Options tendered by you equal to the number of shares set forth on Attachment A to this letter.

     In accordance with the terms and subject to the terms and conditions of the Offer, the options you tendered have been cancelled and you will have the right to receive for each cancelled option a New Option under one of the Plans, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, for the number of shares of common stock which is equal to the number of shares set forth on Attachment A, subject to the conditions of the Offer and as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of each New Option will be substantially the same as the terms and conditions of the Eligible Options you tendered for exchange, except that:

     . the per share exercise price under each New Option will equal the last reported sale price during regular trading hours of the Common Stock on the Nasdaq National Market on the date the Company grants the New Option; and

     . your new options will vest daily over a three-year period beginning on the date we grant the new options.

     Subject to and in accordance with the terms of the Offer, the Company will grant you each New Option during the 30-day period from and after September 18, 2001. At that time, as described in the Offer to Exchange and subject to the terms and conditions of the Offer, you will receive a new option agreement to be entered into by you and the Company.

     In accordance with the terms of the Offer, and as provided in the Plans, you must be an employee or consultant of the Company on the date each New Option is granted in order to receive a New Option. If you are not an employee or consultant of the Company on the date a New Option is granted, you will not receive a New Option or any other consideration for the Eligible Options tendered by you and canceled by the Company. In addition, if you are performing substantially different services for the Company on the date the New Options is granted, subject to the terms of the Offer the Company may grant you a different number of options or no options at all.
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     If you have any questions about your rights in connection with the grant of a New Option, please call Jeanne Biermann, Stock Plan Administrator, at (503) 885-9699.

                              Sincerely,



                              Bruce Davis
                              President and Chief Executive Officer

Attachment
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                                 Attachment A

          Option Grant Date              No. of Option Shares
          -----------------              --------------------